Press Release

Silver Dragon Closes $1.5 Million Above Market Financing

TORONTO, Dec. 12, 2007 (PRIME NEWSWIRE) -- Silver Dragon Resources Inc. (OTC BB:SDRG.OB - News) is pleased to announce that it has closed a private placement consisting of 1,500,000 units (the ``Units'') in the Company at a price of U.S. $1.00 per Unit for gross proceeds of U.S. $1,500,000. Each Unit is comprised of one restricted common share and one common share purchase warrant. One warrant will entitle Unit holders to purchase one additional common share (the ``Warrant Shares'') of the Company at an exercise price of U.S. $1.25 per Warrant Share at any time within two years from the date of closing.

The Company plans to use proceeds from the financing to (i) continue development of the Cerro las Minitas silver mine in Durango, Mexico; (ii) continue the exploration, development and conversion program presently under way at the nine Erbahuo silver properties in China; and (iii) for general corporate purposes.

Silver Dragon Resources Inc. is a mining and metal company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, have highly-leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing the Cerro las Minitas and the Erbahuo projects in Mexico and China. For more information, please visit the Company's website at: http://www.silverdragonresources.com (now available in Chinese).

The Silver Dragon Resources Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4242

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to the timing and outcome of our feasibility studies, exploration and development, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

The securities have not and will not be registered under the United States Securities Act of 1933 (the ``U.S. Securities Act'') or the securities laws of any state, and may not be offered or sold in the United States or to U.S. persons (as defined in Regulation S under the U.S. Securities Act) absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Contact:

Silver Dragon Resources Inc.
Marc Hazout, President
Alessandro Motta, Investor Relations
(416) 223-8500
1-866-512- SDRG (7374)
info@silverdragonresources.com